Exhibit 99.1

BUSINESS

Overview

Inet Technologies, Inc. is a global provider of communications software products that enable communications carriers to more strategically and profitably operate their businesses. Our Unified Assurance Solution and our Diagnostics products help our customers reduce capital and operating expenditures, improve customer acquisition and retention rates, protect and grow revenues, and more quickly and effectively develop products or services. Our products address next-generation networks, including mobile data and voice-over-packet technologies, and traditional networks.

Using our Unified Assurance Solution, which includes the GeoProbe, Orion and Beamer products, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of specific customers impacted by network or service issues. These products capture actual signaling network traffic and then process, correlate and analyze the traffic data to create and display customer experience information, service quality metrics and a network-wide view. This information empowers a carrier’s customer service, sales, marketing and network operations organizations to proactively manage the quality of service delivered to its most valuable customers. These products also alert the carrier to network problems, such as congestion, misrouted calls due to equipment errors and service degradation, so that action can be taken to quickly resolve issues, often before its customers are impacted and significant revenue is lost. Our Diagnostics products include the Spectra2, Spectra and Spectra Trunk Tester, which assist communications carriers and equipment manufacturers in quickly and cost-effectively designing, deploying and maintaining current- and next-generation networks and network elements.

We were founded in 1989, and during the early years of our operations we focused primarily on developing and selling diagnostics tools for a predecessor to the Signaling System 7 (or SS7) signaling protocol. Our initial Diagnostics product, Spectra, was first introduced in December 1990. As the telecommunications industry increasingly adopted SS7, we shifted our focus to developing and deploying SS7-based products as well as broadening our portfolio of applications. In 1993, we began developing a complete monitoring and surveillance system for SS7 signaling networks, culminating in the introduction of our network assurance product, GeoProbe, in late 1995. Since the introduction of GeoProbe, we have continued to add capabilities and applications, including a suite of revenue assurance applications that was introduced between late 1999 and throughout 2001, which were formerly marketed as part of our IT:seven business intelligence applications. In February 2003, we introduced Orion, our service assurance product, and Beamer, our customer assurance product. Most of our revenue assurance applications are now part of our GeoProbe and Orion product offerings. In recent years, we have enhanced our products to enable them to address new and emerging signaling technologies, such as next-generation wireless and voice-over-packet. In early 2003, we introduced our initial network assurance product to address General Packet Radio Service (GPRS) mobile data networks and in May 2003, we introduced Spectra2 version 3.0, our next-generation voice-over-packet test tool.

Historically, we have generated substantially all of our revenues from sales of our GeoProbe and Spectra products. All other revenues have been derived from services relating to our products, including training, warranty and product support. Revenues attributable to GeoProbe have represented a majority of our total revenues since 1998. We expect revenues from our Unified Assurance Solution will represent a majority of our revenues for the foreseeable future.

Our target customers include current- and next-generation tier-one wireless and wireline carriers as well as communications equipment manufacturers throughout Europe, North America and select countries in the Asia/Pacific region. A partial list of our carrier customers includes Alltel, AT&T, British Telecom, Deutsche Telekom, Global Crossing, MCI, O2, Orange Communications, PTK Centertel, Qwest Communications, Sprint, Swisscom Fixnet, Swisscom Mobile, Telekom Austria, Telstra, T-Mobile USA, TTNet and Vodafone. A partial list of our equipment manufacturer customers includes Alcatel, Cisco, Lucent, Motorola and Nortel.

As of June 30, 2003, we had sold our products to more than 660 customers in approximately 65 countries. Sales to customers in international markets accounted for approximately 72% of total revenues in 2002, approximately 62% of total revenues in 2001 and approximately 56% of total revenues in 2000. Sales to customers in the United Kingdom accounted for approximately 27% of total revenues in 2002, approximately 19% of total revenues in 2001 and approximately 16% of total revenues in 2000. Sales to customers in Germany accounted for approximately 11% of total revenues in 2002 and approximately 14% of total revenues during 2001. No other individual foreign country accounted for 10% or more of total revenues in 2002, 2001 or 2000.

Industry Background

The Communications Industry

Deregulation of the communications industry has increased the competitive landscape by allowing the emergence of more competitive communications carriers. The increased competition created by deregulation put pressure on all communications carriers to differentiate themselves from competitors. Differentiation was initially achieved by providing advanced, value-added services and features (such as toll-free “800” numbers, caller ID, three-way calling, voice messaging and internet access) at compelling prices with competitive subsidies while delivering a high level of quality of service to customers. The result was an increase in the number of communications service providers and options available to consumers.

Over the past decade, mobile communications and related technologies have been developed to enable mobile communications services to become available at reasonable prices, although initially at questionable quality levels. Mobile communications carriers have invested heavily in infrastructure and handset technologies, and have spent significant sums in acquiring and retaining subscribers to build market share. Now that many of these carriers have mobile data and voice network footprints in place, their emphasis has shifted from network expansion to the management of these multiple technologies. The challenge of managing multiple technologies is compounded due to the inherent complexity of wireless networks, compared to fixed-line networks, which is driven by the greater volume of signaling messages due to roaming, Short Message Service (SMS) text messages, customer authentication and wireless transactions, in addition to basic call setup. Because of this complexity and the growth of mobile data networks, mobile carriers are looking for ways to simplify network management while concurrently moving towards more proactive performance management at the service and customer layers. In addition, a number of fixed-line carriers have recently started to design and deploy voice-over-packet networks in an effort to lower operating expenses and capital expenditures and simplify network management through the deployment of one network infrastructure to accommodate both voice and data traffic.

Over the past two to three years, the communications industry has experienced depressed economic conditions. Today, many communications service providers are faced with challenging financial conditions. These factors have contributed to increased consolidation within the industry and have forced many carriers to focus on survival. As a result, the mode of differentiation has changed—most carriers now offer a similar suite of services, sell them for near the same price and offer comparable subsidies to subscribers. One of the few strategic differentiators—and one that the carrier can control—is the quality of service provided to its customers. To remain competitive, carriers must provide a high level of service quality and reliability. The emphasis has shifted from network expansion, capacity growth and the acquisition of customers at any price to managing performance and service quality in an effort to maintain the existing customer base. The ability to provide and ensure high-performing services to customers is a key to minimizing customer turnover, or churn, in a carrier’s customer base. In addition to an increased emphasis on quality of service delivered, carriers continue to look for ways to reduce network operating costs and capital expenditures, as well as identify new revenue opportunities by better utilizing existing network infrastructure.

Signaling and the Need for a Unified Approach to Network, Service and Customer Assurance

A communications network must not only convey information between points, it must also determine the best routes for connections, control the allocation of resources used to transfer the information and keep transaction records for billing and measurement purposes. A communications session involves two types of information: the session content (voice, computer data or video) and information about the session (such as the identities of the party initiating the session and the destination party) that is required to establish a connection and manage and bill for the session. This information about the session is generally referred to as signaling, or the “command and control” of the network.

Even a relatively simple communications session requires a sophisticated series of signaling-related transactions. Wireless data, mobility of subscribers, SMS and other advanced services increase the number of signaling messages required for each session, which in turn tends to increase the number of network elements, the complexity of the elements and the signaling interfaces required in the network. As carriers roll out new services and technologies, network complexity increases, which makes performance management more of a challenge.

Proactive performance management and the ability to manage multiple network technologies are necessary for a carrier to achieve a holistic view of its networks. If network problems are not detected on a timely basis, they can result in service and network downtime, which will result in a negative experience for customers. The challenge with many performance management systems today is the absence of transparency or linkage between actual network problems and the services and customers being impacted by the problems. We believe that for a carrier to truly manage its business strategically, it must have the ability to link activity among the network, service and customer layers.

Using a unified approach to performance management, once a problem is detected at the network level, operations engineers can determine what services are being impacted by the problem and, more specifically, which customers are experiencing service degradation as a result of the problem. Alternatively, if a customer service representative notices that a high-value customer is experiencing quality problems, the troubleshooting process can be expedited by determining the specific services or network elements causing the problem. Once the root cause of the problem is determined, operations personnel can prioritize their efforts to focus on resolving the issues that will positively impact the most important customers experiencing service degradation. We believe that providing a unified view of information across multiple networks and technologies—and linking that information from a network, service and customer perspective—is critical for a carrier to successfully manage the quality of service delivered to its highest-value customers.

The Inet Strategy

Our mission is to be a leading provider of communications software products and applications for current- and next-generation communications carriers and equipment manufacturers worldwide. Key elements of our strategy to achieve this objective include:

Continuing to Strive for the Highest Level of Customer Satisfaction.    Since our inception in 1989, customer satisfaction has been one of our primary goals. Our customers include some of the largest communications carriers and equipment manufacturers in the world, and we view our customer base as one of our greatest assets. Based on experience with our existing customers, we believe that achieving early widespread deployment of our products in a particular carrier’s network and achieving high levels of customer satisfaction provide significant ongoing opportunities for sales of new and expansion systems, additional applications and other new offerings. As an example, our existing customers have generated a large portion of our revenues historically – in excess of 80% in recent quarters. A key element of our strategy is to continue to leverage additional revenue opportunities with our customer base. We intend to do this by working closely with our installed customer base to identify opportunities for the sale of expansion systems, additional applications and new products as they become available. To successfully achieve this goal, we believe it is critical that we maintain and strengthen our existing customer relationships.

Developing Products and Applications for the Current- and Next-Generation Wireless Data and Voice-Over-Packet Markets.    Historically, demand for our products has been driven by the deregulation of communications markets worldwide and growth in fixed-line networks. Today, most of the large global fixed-line carriers employ a basic network management system, such as our GeoProbe product. Because wireless carriers have most recently been focused on network expansion, the penetration of network management systems within wireless networks is lower than that of wireline networks. We believe that the focus of wireless providers has recently shifted from network expansion to network, service and customer performance management. We believe that this shift towards proactive performance management, the extremely competitive environment for wireless services and the challenges of managing multiple technologies present a growth opportunity for us. We also believe that the rollout of next-generation wireless technologies, specifically GPRS and Universal Mobile Telecommunications System (UMTS), and voice-over-packet technologies further increases the opportunity for us. As a result of these factors, the majority of our sales and marketing and product development efforts are targeted towards the mobile data and voice-over-packet markets.

Focusing on Sales to Tier-One Communications Carriers and Equipment Manufacturers in Key Geographic Regions.    We are pursuing business throughout the world in markets that we believe offer the most significant and profitable growth opportunities. We have made the decision to focus our direct sales and marketing efforts in Europe, North America and select countries in the Asia/Pacific region with the majority of our efforts targeted toward the current- and next-generation tier-one wireless and wireline carriers and communications equipment manufacturers. Although the percentage of our revenues attributable to international markets was 77% during the first six months of 2003 and 72% in 2002, and revenues attributable to international markets are expected to remain a majority of our total revenues for the foreseeable future, we believe that our expanded product portfolio should enable us to increase our penetration rate in North America. We intend to expand our global market share by cultivating our relationships with existing customers, targeting large mobile and fixed-line carriers that are not currently customers and adding resellers in key global markets as business conditions warrant. Our focus on tier-one carriers is fueled by two primary factors. First, the capability of our products to scale to support the world’s largest communications networks and the wide range of applications we offer provide us with a strong competitive position. Second, we believe the tier-one carriers will survive and emerge from the current slowdown aiming to streamline and optimize their operations and will be willing to commit the substantial resources required to purchase and maintain sophisticated systems and applications such as the ones we offer.

Investing in Research and Development to Provide Technological Leadership and to Broaden Our Product Portfolio.    Much of our success to date has been driven by our ability to develop new products and applications to sell to communications carriers and equipment manufacturers. We believe that we have gained significant expertise in communications technologies and related signaling protocols in the course of the design, development and implementation of our current product offerings and through our work with our existing customer base. We intend to leverage this core competency and continue to invest in the strategic area of research and development and to facilitate differentiation through the performance, features and scalability of our products as well as the breadth and depth of our product portfolio. We believe that continued research and development investments—for both new product development and enhancements to our current offerings—will help us maintain or strengthen our position as a technological leader in our chosen markets. We also believe that the addition of new products and applications to our existing product portfolio will facilitate our ability to acquire new customers and further penetrate our existing customer base. Therefore, we plan to continue to invest in next-generation communications technologies such as GPRS, UMTS and voice-over-packet.

Managing Our Business for Profitability.    Since our inception, we have managed our business for profitability. We believe continued profitability is critical to maintain our high level of investment in new product development, provide a positive future for our employees and create value for our stockholders. Over the past two to three years as the economy has weakened and demand for our products has slowed, we have taken actions to align our cost structure with the reduced level of business. As a result of these actions, we have continued to be profitable despite a challenging market environment. We intend to continue to aggressively manage and monitor our cost structure, in light of ongoing business trends.

Inet’s Product Offerings

We provide communications software products that enable communications carriers to more strategically and profitably operate their businesses. Our product areas include the following:

Unified Assurance Solution

We have been delivering network management systems to communications carriers since 1995. Recently, we believe industry trends have begun to shift: carriers that were once focused on the rapid acquisition of customers at any cost and expansion of their networks are shifting their efforts to reduce operating and capital expenditures, streamline operational support systems and focus on the service delivered to high-value customers to minimize churn and maximize revenues and profitability. Because of this fundamental change in carriers’ business needs, our product strategy has evolved and we have broadened our product portfolio.

In early 2003, we introduced our Unified Assurance Solution, which includes products that address network, service and customer assurance. A key capability of the Unified Assurance Solution is its ability to seamlessly link workforce processes and activities among a carrier’s network, service and customer-facing organizations and to do so across multiple voice and data technologies. The resulting benefit is that carriers are able to achieve the following:

•	Network Assurance Across Multiple Technologies. Our product that addresses network assurance is GeoProbe. GeoProbe allows communications carriers to proactively monitor, manage and diagnose the overall health of voice and data networks across multiple technologies based on performance metrics and real-time call tracing and alarming tools. In addition to accelerating problem detection and resolution, network engineers are empowered to make informed capacity planning and traffic management decisions.

•	Service Assurance Across Multiple Networks. Our product that addresses service assurance is Orion. Orion has two applications that are currently available, one of which addresses interconnection management and another that addresses customer mobility issues for wireless carriers. We plan to introduce new applications and functionality for Orion in late 2003 that will add the capability for Orion to provide the information needed to address the performance of a carrier’s most profitable services, both within and beyond network boundaries, with an actionable path to problem resolution.

•	Customer Assurance Across Multiple Services. Our product that addresses customer assurance is Beamer. Beamer provides visibility into the actual quality of service levels experienced by a carrier’s highest-value customers and an actionable path to problem resolution.

Using our Unified Assurance Solution, communications carriers are able to simultaneously manage their voice and data services at the network, service and customer layers to detect network and service problems in real time, enabling proactive identification of customers impacted by network or service issues. These products capture actual signaling network traffic and then process, correlate and analyze the traffic data to create and display customer experience information, service quality metrics and a network-wide view, to empower a carrier’s customer service, sales, marketing and network operations organizations to proactively manage the quality of service delivered to its most valuable customers.

The key benefits of our Unified Assurance Solution include opportunities for improved acquisition and retention rates of high-value customers, streamlined operational support systems, reduced operating expenses and capital expenditures resulting from increased organizational efficiencies, and informed business planning.

A variety of additional applications will be available for each product so that our customers can customize the system to meet their specific needs and objectives. Carriers can purchase our products individually or as the complete Unified Assurance Solution.

Network Assurance

Our product to address network assurance is GeoProbe. GeoProbe, which was initially introduced in late 1995, is used by both wireless and fixed-line communications carriers to proactively monitor, manage and diagnose the overall health of voice and data networks based on performance metrics and real-time call tracing and alarming tools. We also offer a suite of revenue assurance applications as part of our GeoProbe offering.

Network engineers use GeoProbe for:

•	monitoring network performance;

•	accelerating problem detection;

•	informed network capacity planning;

•	traffic management;

•	proactive troubleshooting;

•	revenue assurance; and

•	network security.

GeoProbe’s network-wide monitoring applications enable early warning of network faults, collection of statistics for network performance analysis, real-time and historical call tracing and troubleshooting. GeoProbe is delivered on an open, purpose-specific hardware platform designed by us as a scalable, distributed, multi-processing platform, which non-intrusively captures signaling network traffic and processes the raw data in real time through multiple software applications. GeoProbe has open interfaces to allow data delivery to third-party systems.

GeoProbe can provide a network-wide view regardless of topology, number of protocols or number of different vendor elements in use. It passively, or non-intrusively, monitors all messages that flow over each signaling interface and can automatically correlate these messages in real time to reconstruct every voice and data session in a carrier’s network. This capability provides session analysis for troubleshooting, problem detection and network integrity assurance. In addition, the information collected by GeoProbe improves a carrier’s ability to optimize the performance of its network.

GeoProbe provides session and network status information to users through a graphical user interface and through web-based reporting and analysis applications. The graphical user interface displays maps that represent network elements, such as Serving GPRS Support Nodes, Gateway GPRS Support Nodes, Mobile Services Switching Centers, Base Station Controllers (BSCs), or Signal Transfer Points (STPs). GeoProbe also provides users with the flexibility to configure their systems to set up triggers to detect events, filters, alarms and statistics based on their specific needs. When failures or user-specified events occur, an icon representing the affected network element changes colors to alert the user to potential trouble or the occurrence of the failure or event.

The platform’s modular design accommodates growth in a carrier’s network and facilitates the implementation of enhanced features simply by the addition of processor cards to the system or deployment of additional system components in conjunction with adding software capabilities.

We have developed a number of advanced network monitoring software applications for use with GeoProbe, including network surveillance, troubleshooting and network security applications. All GeoProbe applications are based on data captured directly from the signaling network, as opposed to information provided in vendor-specific format by individual network elements. As a result, carriers can use GeoProbe to gain an independent view regardless of which vendor’s equipment is deployed in their signaling network. Our open interfaces allow the carrier’s personnel or a third-party software developer to expand or customize existing applications or develop new applications using data collected by GeoProbe.

GeoProbe provides many advantages to a carrier, including an end-to-end view of the network. In the absence of such a global approach, carriers must rely on a patchwork of systems scattered throughout their networks in order to diagnose problems. This approach typically results in optimization at the network element level, which is less effective than an end-to-end network approach.

Another advantage of GeoProbe is its ability to collect, process and present information in real time, even under extreme network load conditions. This key attribute makes real-time management and operation of signaling networks possible. Without a real-time monitoring system, carrier networks are more vulnerable to overloads, fraud and delayed problem resolution, which can lead to network failure, customer dissatisfaction and compromised network integrity.

Other advantages include advanced engineering and proactive planning capabilities. GeoProbe provides an accurate and detailed view of real-time and historical statistics on a carrier’s signaling network usage and the service applications delivered through the network. This allows carriers to implement network architectures optimized for cost and performance, and to refine the network’s configuration over time based on changes in demand and traffic patterns. For example, a carrier can use data collected by GeoProbe to identify a point in the network that is constricting traffic flow. The carrier can then either reroute traffic or install additional capacity at that point, which increases the throughput of its entire network.

Pricing for a GeoProbe system or individual applications varies based on a number of factors, such as the volume of network traffic, network size, network configuration, number of protocols present, number of signaling interfaces monitored and number and type of applications desired. Since 1995, we have sold GeoProbe to more than 105 customers worldwide. Revenues attributable to GeoProbe have represented a majority of our total revenues since 1998.

Service Assurance

Service assurance is the monitoring and delivery by a communications carrier of critical network-initiated services as well as high-value user-initiated services, such as voice, SMS, multimedia service, e-mail, web browsing and push-to-talk, which is a 2-way radio-type service, similar to a walkie-talkie, that provides instant communications with the touch of a button on a push-to-talk capable handset. Service assurance ensures that high levels of service quality are sustained for all subscribers across multiple networks and technologies.

Our product that addresses service assurance is Orion. Orion has two applications that are currently generally available—one that addresses interconnection management and another that addresses customer mobility issues for wireless carriers. The product’s real-time and comprehensive analysis capabilities empower service managers and engineers to immediately initiate corrective actions when service quality falls below acceptable levels, to implement preventive actions to maintain service performance integrity and to continuously monitor performance metrics for planning purposes. We plan to introduce new applications and functionality for Orion in late 2003 that will add the capability for Orion to provide the information needed to address the performance of a carrier’s most profitable services, both within and beyond network boundaries.

Networks are connected among multiple carriers, often spanning international boundaries. In addition to monitoring and managing its own network performance, a carrier must also monitor and manage the performance delivered beyond its network’s boundaries. Interconnection management is a complex task for many carriers. Carriers maintain service level agreements (SLAs) with a number of interconnect partners, which define their roles and responsibilities with respect to interconnection activity, including such matters as fees and quality levels. Interconnection-related revenues and expenses are a core component of a carrier’s business. The failure to proactively manage the quality of interconnection services can have a negative impact on a carrier’s business in terms of lost revenue opportunities, increased operating costs and higher customer churn.

One of our initial Orion applications, Interconnection Voice Assurance, addresses interconnection management. Interconnection Voice Assurance enables mobile and fixed-line carriers to proactively manage and enforce voice traffic SLAs with interconnect partners. A carrier providing interconnection services to other carriers must proactively manage its performance to minimize service quality issues. Alternatively, carriers that use interconnect partners to transport voice traffic must monitor the performance delivered by those partners to ensure that agreed-upon quality levels are met.

The Interconnection Voice Assurance application’s proactive SLA management capability enables carriers to manage and monitor, in real-time, the transport, delivery and performance of the interconnecting voice calls they complete. Flexible alarms and dynamic displays generated by the application alert operations personnel to network problems preventing interconnect call completions. Thus, by quickly identifying and resolving network congestion and other issues, interconnect call completion rates are improved and interconnection revenues are protected. Real-time and comparative trending information provides a comprehensive view of all interconnection activity and visibility into events occurring prior to failures. Voice performance metrics and service levels can be tracked by individual interconnect partner or by served destination.

A carrier utilizing other carriers to transport interconnection traffic can proactively monitor the performance delivered by interconnect partner providers and take action when performance falls below acceptable levels. In addition, using the specific carrier and destination performance data provided by the application, carriers can make least-cost and best-value routing decisions by optimizing carrier and route selections. Preferred partners can be selected and utilized based on the overall quality of service provided, or the quality provided to specific destinations. Carriers can also use performance documentation to negotiate more favorable terms with partner providers. Proactive management can reduce the overall costs of interconnection for a carrier.

Another Orion application, Interconnection Mobility Assurance, addresses customer mobility issues for wireless carriers. The application helps measure the quality of service by measuring the mobility and SMS traffic to and from a carrier’s interconnect and roaming partners.

The Orion applications are web-based and offer a wide variety of reporting options for the user. The dynamic reporting and analysis tools are fueled by real-time or historical data, depending on the customer’s preference, and include instant analysis capabilities, historical comparative trending and report personalization. These reporting tools can be used to demonstrate service performance delivered to interconnect partners and a carrier’s own customers. Operations personnel are also able to make more informed business decisions given the historical reporting and trending capabilities.

Pricing for our Orion product varies based on a number of factors, such as the volume of interconnection traffic and the number and type of applications and reporting packages desired.

Customer Assurance

Our product that addresses customer assurance is Beamer. Beamer provides visibility into the actual quality of service levels experienced by a carrier’s highest-value customers. The product helps carriers achieve organizational efficiencies and improve the acquisition and retention rates of those customers that are most desirable and profitable to them.

Beamer provides a consistent view of service performance indicators for all services delivered by a carrier to its high-value customers. The product automatically associates network and other relevant activity with the end-user, which allows the system to associate both network and service performance degradation to the end users as well as the specific network elements, geographies and other factors involved. This affords a carrier the ability to identify, prioritize and correct faults at the network and service layers so that its highest-value customers are addressed first.

Beamer also allows a carrier to determine all high-value customers being adversely impacted by a common fault so that the positive impact of corrective efforts is maximized. The product is delivered via an open architecture that allows information to be received from GeoProbe and third-party systems.

Pricing for our Beamer product is based on a number of factors, such as the number of services monitored, the number and type of applications desired and the number of high-value accounts that a carrier desires to track. In July 2003, we announced that we received our initial order for the Beamer product from a tier-one European wireless service provider. To date, we have not recognized any revenues from the Beamer product.

Diagnostics Products

Our Diagnostics products provide communications carriers and equipment manufacturers with the ability to quickly and cost-effectively design, deploy and maintain their networks and network elements. We provide vendor-independent tools that provide diagnostic, emulation and load generation capabilities for use in the design, deployment, commissioning and diagnosis of signaling networks as well as quality of service measurement in voice-over-packet networks. Currently, our Diagnostics products include Spectra2, which addresses next-generation voice-over-packet networks, and Spectra and Spectra Trunk Tester, which address current-generation networks. These products are also used by developers and equipment manufacturers in the design of new products through the products’ extensive emulation and conformance packages and their ability to simulate network conditions.

These multi-protocol diagnostic tools are targeted to the needs of next-generation networks using H.323, Session Initiation Protocol (SIP), Media Gateway Control Protocol (MGCP), MEGACO (H.248), Realtime Transport Protocol (RTP) and SIGTRAN protocols. These tools also support advanced SS7/C7, Global System of Mobile Communication (GSM), IS-41 and ISDN networks and development environments. They are designed for ease-of-use, with an intuitive user interface featuring pop-up menus and single-keystroke commands. These tools can be configured by the user to change message text and monitoring scenarios and to save commonly used configurations, filters, tests and other settings for quick setup. They translate complex signaling messages into plain language, and the display format shows network statistics and test results in an easy-to-understand format.

Our Diagnostics products provide customers with the ability to monitor, emulate and generate signaling data for use in troubleshooting, validation, conformance and regression testing of switches and other network equipment. The load generation capabilities and multiple emulation functions can test the various layers of the signaling protocol, up to and including the signaling information involved with complex applications, such as mobile local number portability and wireless, and the quality of the media carried in the bearer path.

These products enable network equipment manufacturers and communications carriers to perform end-to-end testing of applications utilizing multiple signaling protocols, including country-specific variations of signaling. They alleviate the need to use multiple diagnostic tools and provide easy and consolidated access to test results. We support over 450 national, international and proprietary protocol variants.

Prices for a unit generally fall within a range of $50,000 to $70,000. Since the first Diagnostics product sale in 1990, over 5,700 units have been sold to approximately 600 customers worldwide.

Product and Application Development

We utilize an open architecture approach in the design of our products. This approach facilitates and accelerates the development of new applications and products and permits us to enhance existing products by substituting new hardware or software modules. This modular approach helps to extend the life cycles of our products, simplify the manufacturing process and facilitate cost reduction.

Planned product enhancements for our GeoProbe and Orion products include the ability to monitor UMTS and signaling in internet protocol networks as well as the addition of voice and data assurance applications. For Beamer, our planned product enhancements include applications for next-generation wireless and internet protocol data assurance.

Planned product enhancements for our Diagnostics products include increased capacity, higher speed interfaces, passive voice analysis and additional support for emerging voice-over-packet and SIGTRAN signaling protocols.

Customers

As of June 30, 2003, we had sold our products to more than 660 customers in approximately 65 countries. In the six months ended June 30, 2003, approximately 60% of our total revenues were derived from the ten largest customers in the period, with one international customer accounting for approximately 24% of our total revenues and another accounting for approximately 11% of our total revenues. In 2002, British Telecom accounted for approximately 21% and Deutsche Telekom accounted for approximately 11% of our total revenues. In 2001, Deutsche Telekom accounted for approximately 12% of our total revenues. In 2000, British Telecom and MCI each accounted for approximately 13% of our total revenues. See Note 8 of our consolidated financial statements for the three years ended December 31, 2002 included in our Annual Report on Form 10-K for the year ended December 31, 2002, for a description of revenues from customers by geographic region. If we were to lose one of our significant customers, our financial results could be harmed.

Our target customers include current- and next-generation tier-one wireless and wireline carriers as well as communications equipment manufacturers throughout North America, Europe and select countries in the Asia/Pacific region. The following is a sampling of representative customers in various market segments that collectively accounted for approximately 80% of our total revenues in 2002.

Long Distance Carriers (IXCs)	Wireless Carriers	PTTs/OLOs*	Equipment Manufacturers
AT&T	Alltel	British Telecom	3Com
MCI	Entel PCS	Deutsche Telekom	Alcatel
Sprint	ERA GSM	PLDT	Cisco
Local Exchange Carriers	KT Freetel O2	Swisscom Fixnet Telia	Cognitronics Compaq
Qwest Communications	Orange Communications	Telstra	Lucent
Verizon	PTK Centertel	Telekom Austria	Motorola
Next-Generation Carriers	Swisscom Mobile T-Mobile USA	Telenor TTNet	Nortel Telica
Global Crossing	Taiwan Cellular		Ulticom
Level 3 Communications	Vodafone

* Post Telephone & Telegraph Administrators and Other Licensed Operators.

Sales, Marketing and Support

Sales and Marketing

We sell our products to communications carriers and equipment manufacturers globally through both direct and indirect channels. Domestically, the direct channel is used for all product areas. Our domestic sales force is structured around a two-tiered model focused on strategic accounts and geographic areas. Internationally, we use both direct and indirect channels. Our GeoProbe, Orion and Beamer products are sold directly and in cooperation with systems integrators, resellers and consultants, while our Diagnostics products are sold primarily through resellers. As of June 30, 2003, we had four sales offices in the U.S. and three sales offices outside the U.S., near London, England, Frankfurt, Germany and Paris, France. We also have a direct sales presence in Sydney, Australia, in Tokyo, Japan, in Seoul, Korea, in Singapore and in Madrid, Spain.

The sales cycle for our products can be long, historically averaging from six to 18 months for our GeoProbe and Orion products (excluding the cycle for subsequent applications and enhancements, which varies widely) and averaging three months for occasional, large sales of our Diagnostics products. We expect that the sales cycle for our Beamer product will be comparable to that of our GeoProbe and Orion products.

Our primary marketing activities include raising potential customer awareness of the benefits of proactive performance management as well as identification of new opportunities with existing customers. An initial system sold to a new customer typically contains a limited number of applications and may only monitor a portion of its network infrastructure. Over time, as the customer becomes more familiar with the system, as its operating needs change or as traffic patterns increase, it may purchase additional footprint coverage and applications. Also, our introduction of new applications provides additional sales opportunities to our existing customers. We market primarily through direct sales and marketing efforts, advertising in trade publications, exhibitions at industry trade shows and presence on the internet through our web site. These activities focus on generating qualified sales leads and demonstration opportunities for our products.

We provide extensive training and support to our direct sales force and our worldwide resellers, including classroom training, product brochures, demonstration systems and promotional literature.

Customer Operations, Services, Support and Warranty

We believe that customer service, support and training are important to building and maintaining strong customer relationships. We service, repair and provide technical support for our products. We currently offer two levels of support services that provide either 24-hour, seven days a week, or 8-hour, five days a week technical support. Both levels provide for remote access assessment and servicing capabilities, installation support and advance replacements for emergency situations.

We maintain an in-house repair facility and provide on-going telephone assistance to customers from our support center in Richardson, Texas. In addition, we service our customers from product support offices located near London, England and Frankfurt, Germany. As our customers become more geographically diverse and as business conditions warrant, we may open support offices in other key locations.

We typically warrant our products against defects in materials and workmanship for one year. We also provide varying levels of extended product support under support services agreements. Support services agreements are typically sold to customers for a one-year term and may be renewed for additional one-year periods. Customers that do not renew their support services agreements but wish to obtain product updates and new version releases generally are required to purchase such items from us at market prices.

Research and Development

Our primary development facilities are located at our Richardson, Texas headquarters. Our research and development efforts include expenditures for new products, new applications, new features or enhancements for existing products or applications and sustaining engineering activities. Approximately 90% of our research and development personnel are focused on the software component of our products. Our research and development expenses were $14.9 million during the first six months of 2003, $29.8 million in 2002, $39.3 million in 2001 and $34.0 million in 2000. See “—Inet’s Product Offerings—Product and Application Development” for a discussion of current and planned product enhancements.

Our products and applications are designed to comply with a significant number of standards and regulations, some of which are evolving as new technologies are deployed. For sales to customers in the U.S., our products must comply with various standards established by Telcordia Technologies, Inc. and the American National Standards Institute. Internationally, our products must comply with standards established by the European Union, communications authorities in various countries as well as with recommendations of the International Telecommunications Union and the European Telephone Standards Institute.

Manufacturing

Our products are comprised of both third-party and purpose-specific hardware. Third-party hardware consists primarily of servers and workstations, which are standard devices configured for our specific needs. For purpose-specific hardware, our internal production process consists of procurement and inspection of various components, primarily circuit boards and racks; final system assembly; system burn-in and quality control testing; and packaging. Internal integration processes are performed primarily at our headquarters in Richardson, Texas. We outsource the manufacturing of our proprietary hardware to a number of Texas-based contract manufacturers.

We generally use industry-standard components, which are available from multiple sources. However, our products currently utilize various components that are available from only one manufacturer or a limited number of suppliers. We attempt to minimize the need for sole and limited source components when feasible by performing design reviews prior to the manufacture of any new product or redesign of an existing product. We forecast our parts usage on an ongoing basis and meet with key vendors to obtain their commitment to meet forecasted supply needs. As necessary, we reevaluate the sources of components identified as having potential delivery or other risks and the costs and benefits of redesigning our products to incorporate alternative components. If any sole or limited source components should become unavailable, we believe that we could design similar functionality into our products using other components, although the amount of time and effort required could vary widely depending on the product involved and the function and complexity of the component.

Competition

We compete principally with a number of U.S. and international suppliers that vary in size and in the scope and breadth of the products and services offered. Our GeoProbe and Orion products principally compete with products offered by Agilent Technologies and, to a lesser extent, products offered by NetTest and Tektronix. We compete to a lesser extent with systems developed internally by current and prospective customers. The market for our Beamer product is somewhat new and extremely fragmented, and we believe there are not other companies that offer an entire suite of applications in this area. As a result, we compete with various companies on an application-by-application basis, including companies listed above as competitors for our GeoProbe and Orion products, and other companies whose main business is geared towards customer care solutions. Our Diagnostics products principally compete with products offered by Agilent Technologies, Catapult Communications, Empirix and Spirent.

We believe that our competitive advantage is driven by our sophisticated technology and product architecture as well as the fact that we continue to introduce new products and applications to help our customers leverage their existing investment in our products. The ability of our products to collect, correlate and process data in real time is a key differentiator for us. We also believe that the scalability of our systems and the breadth of our product and application portfolio affords us an advantage compared to our competition. Certain of our competitors have, in relation to us, longer operating histories, larger installed customer bases, longer-standing relationships with customers, greater name recognition and significantly greater financial, technical, marketing, customer service, public relations, distribution and other resources. We believe that our ability to compete successfully depends on numerous factors, both within and outside our control, including:

•	responsiveness to customer needs;

•	our ability to support existing and new industry standards;

•	the development of technical innovations;

•	the attraction and retention of qualified personnel;

•	regulatory changes;

•	the quality, reliability and security of our products and services and our competitors’ products and services;

•	sufficient market presence by us;

•	the ease of use of our products;

•	the pricing policies of our competitors and suppliers;

•	the timing of introductions of new products and services by us and our competitors; and

•	general market and economic conditions.

Proprietary Rights

Our continued success is dependent in part upon our proprietary technology. To protect our proprietary technology, we rely on a combination of technical innovation, trade secret, copyright and trademark laws, non-disclosure agreements and, to a lesser extent, patents, each of which affords only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights in the products to the same extent as do the laws of the U.S. We hold several U.S. patents, and although we have additional patent applications pending, we cannot assure you that we will be granted additional patents. Despite the measures taken by us, it may be possible for a third party to copy or otherwise obtain and use our proprietary technology and information without authorization.

We rely upon certain software that we license from Oracle Corporation, Cognos Incorporated and other third parties, including software that is integrated with our internally developed software and used in our products to perform key functions.

Employees

As of June 30, 2003, we had 475 employees, of which 242 were engaged in research and development, 66 were engaged in sales and marketing, 122 were engaged in operations and 45 were engaged in administrative and other business support functions.

Facilities

We are headquartered in Richardson, Texas, under a lease that expires in 2010. In the U.S., we also lease offices for sales personnel in California, New Jersey, Pennsylvania and Washington. These leases expire on various dates through 2003. Outside the U.S., we lease offices near London, England, Frankfurt, Germany and Paris, France. These leases expire on various dates through 2013.